NEWS RELEASE

For immediate release Friday, March 9, 2001

COACHMEN INDUSTRIES FORECASTS 2001 PERFORMANCE

ELKHART, INDIANA--Coachmen Industries (NYSE: COA), a full-line manufacturer of recreational vehicles (RVs) and America's leading producer of modular homes, is presenting its calendar year 2000 performance and outlook for 2001 at the RedChip.com(TM) Investor Conference today in San Francisco. The meeting will be web cast on Wednesday, March 14 at www.RedChip.com.

The presentation by Coachmen's Chairman and Chief Executive Officer, Claire C. Skinner, details Coachmen's greatest strengths over its 36-year history. These include excellent brand equity in the Coachmen and All American Homes names, a loyal dealer and builder base, a focused management team and a strong balance sheet, all of which contributed to Coachmen's being named to FORBES magazine's Platinum 400 list.

As part of the presentation, Skinner and interim Chief Financial Officer Richard
M. Lavers reiterate the company's strategic plan for growth and improvement, which has been detailed in earlier publicly released announcements. A key component of this strategy is a move to more balanced revenue between the company's recreational vehicle segment and its modular housing and construction segment. Actions completed recently, including the acquisition of three modular companies (Mod-U-Kraf Homes, Inc., Miller Building Systems, Inc. and Kan Build, Inc.) should result in approximately 37 percent of the company's revenue being generated by it's modular segment in 2001 versus 24 percent in 2000 and 17 percent in 1999.

The financial outlook for 2001 is based on some key assumptions that include a forecast industry decline in motorhome shipments of 17.9 percent and towable RVs by 9.4 percent, with improvement in the second half combined with modest market share growth. The 2001 outlook also assumes continued wellness of the modular segment, with the accretive value of the three recent acquisitions. And the 2001 outlook assumes no worsening of the economy with factors including 4.2 percent unemployment, 2.6 percent inflation rate, 5.5 percent fed interest rate, $29.71 per barrel of crude oil, 2.0 percent to 2.5 percent GDP growth, mostly in the second half of the year, and stable consumer confidence.

The Company is tracking close to its business plan through the first two months of 2001. Nevertheless, as previously announced, the Company anticipates a loss in the first quarter. Subject to the assumptions, the second quarter should see a return to
                              (Continued on page 2)

Coachmen Forecasts 2001 Performance (page 2) profitability, and the third and fourth quarters should be profitable. Projected revenue for 2001 is approximately $750 million with earnings per share in the $0.60 to $0.70 range, up from $0.14 in 2000. The outlook for 2002 is for improved margins and revenue growth.

Coachmen Industries, Inc., founded in 1964, is one of the nation's leading full-line manufacturers of recreational vehicles. The company is also a leader in modular housing and building. Coachmen is one of the industry's best-known brand names of RVs and All American Homes, one of the company's modular housing and building subsidiaries, is America's leading producer of modular homes. Coachmen is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the accuracy of the stated assumptions. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to the cyclical and seasonal nature of the company's businesses, the potential fluctuations in the company's operating results, the implementation of its enterprise-wide software, the availability and pricing of gasoline, the company's dependence on chassis suppliers, interest rates, adverse weather, changes in property taxes and energy costs, changes in federal income tax laws and federal mortgage financing programs, changes in public policy, competition, government regulations, legislation governing the relationships of the company with its recreational vehicle dealers, the impact of economic uncertainty on high-cost discretionary product purchases and other risks identified in the company's SEC filings.


For more information:
     Rich Allen - Corporate Communications
     Phone:  219-262-0123
     E-mail:  RALLEN@COACHMEN.COM
     World Wide Web:  www.coachmen.com
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